Exhibit 10.38

August 1, 2006

Terry Nida
Urigen
211 Ferry Landing Road
Cordele, GA 31015

Re: Project: READY - SET - GO

Dear Terry,

We are pleased to present to you our final proposal to serve as Urigen’s virtual marketing group. In this role NCI will conduct a US situational assessment and product strategy and create and implement a commercialization plan for Urigen’s product for use in the treatment of chronic pelvic pain and urgency. Subsequent to these efforts, NCI will also develop a comprehensive portfolio strategy to maximize the value to Urigen. The proposal objectives are defined as specific phases below.

Services

Navigant Consulting (“NCI”) understands that its work on this engagement is to be performed at the request of Urigen (“Client”) on a best-efforts basis. Services rendered by Navigant Consulting will address the following:

PHASE I:     US Situational Assessment and Product Strategy

•                            Using secondary literature, internal databases and phone interviews and web surveys with US key opinion leaders, caregivers (Urologists, Gynecologists and Urogynecologists), payers, and patient advocacy groups, conduct a US situational assessment of the chronic pelvic pain and urgency market and forecast US market opportunities for Urigen’s product under expected, optimistic and conservative scenarios. Forecasting considerations include:

—                     Patient population (incidence, prevalence, segmentation, etc.)

—                     Market size and growth projections

—                     Current and emerging treatment trends and decision points

—                     Market drivers and unmet needs

—                     Current competitive landscape analysis

—                     Pipeline products in development

—                     Reimbursement issues

—                     Market opportunities and threats

—                     Urigen’s product SWOT

—                     Revenue forecast scenarios (conservative, expected, optimistic)

•                            Based on the results of the situational analysis, develop a strategy for Urigen’s product. Product strategy components include but are not limited to:

—                     Target markets

—                     Target customers

—                     Preliminary positioning and messaging strategy

—                     Preliminary product lifecycle management strategy

—                     Prelininary pricing recommendation for lead indication

—                     Preliminary product revenue forecast

—                     Other strategic product commercialization considerations

Timing:                 8-12 Weeks

Estimated Project Cost:                 $125,000

$125,000 - Includes up to 120 physician interviews (50 Urologists, 50 Gynecologists, 20 Urogynecologists), up to 10 payer interviews (public and private), discussions with advocacy groups (as needed), transcriptions and comprehensive strategic analysis

PHASE II: US Commercialization and Launch

•                            Develop and execute Pre-Launch and Launch plans and activities for Urigen’s product including strategy development, market analytics and marketing research planning and execution, medical planning, pricing and reimbursement strategy and execution. Deliverables from Phase I may supplement aspects of the Pre-launch and Launch plans. Key activities include:

—                     Attitude and Usage Assessment

—                     Competitive Scenario Planning

•                            Competitive forces analysis

•                            New entrant defense strategy

•                            Predicted competitor response analysis

•                            Key indicators

—                     Customer Segmentation and Perceptions

•                            Core customer prioritization

•                            Core customer size

•                            Key stakeholder analysis (physicians, payers, patients, patient groups)

•                            Consumer decision influencers

•                            Switches, persistency and compliance

•                            Decision process and key points of influence

•                            External influencers on patient flow

—                     Positioning and Branding

•                            Define brand options and brand equity (compound, competitors)

•                            Develop branding elements

•                            Develop claims and label attributes

•                            Define hierarchy of needs, key demographics, attitudes and behaviors

•                            Define primary and secondary benefits

•                            Develop concepts

•                            Test concepts

•                            Packaging design and artwork

•                            Global trademark review (internal and USPTO) and FDA submission

—                     Clinical and Medical Plan

•                            Define KOLs

•                            Establish advisory board

•                            Perform medical need gap analysis

•                            Develop phase IIIB program

•                            Develop phase IV program

•                            Develop publications strategy

•                            Develop CME strategy

—                     Pricing and Reimbursement

•                            Determine the competitive pricing landscape

•                            Develop plan to increase value proposition

•                            Finalize pricing and reimbursement strategy to maximize product opportunities

•                            Define primary payers and influencers

•                            Establish payer segmentation

•                            Evaluate strategies to maximize access, revenues, and profits

•                            Analyze pharmacoeconomic benefit of product based on target label attributes

—                     Risk Adjusted and NPV Forecasts

•                            Develop patient-based forecast

•                            Develop analogue-based forecast

•                            Evaluate risk and adjust forecast

•                            Evaluate new business sources (NRx, Switches)

—                     Targeting and Segmentation

•                            Identify and prioritize target customer segments

•                            Understand key needs by segment

•                            Map current behavior patterns

•                            Identify desired behaviors

•                            Perform gap analysis

—                     Messaging

•                            Core benefit analysis by target customer segment

•                            Message creation and testing

•                            Launch message components

—                     Sales Force Planning

•                            Identification and negotiation with CSO or strategic partner with specialty sales force

•                            Sales force structure, size, targeting, frequency, duration of detail, rep qualification

•                            Training material development

•                            CRM and sales force effectiveness plan

—                     Product Launch plan and Execution

•                            Resource Allocation

•                            Professional Marketing

•                            Medical Affairs

•                            Sales Force

•                            Launch and Sales Force Training

•                            Public Relations

•                            Consumer

•                            Distribution

•                            Managed Care

•                            Performance Management

Timing:                12-18 months

Estimated Project Costs:

KOL Advisory Board Meeting:	$20,000
Competitor Scenario Planning:	$105,000
A&U Assessment:	$90,000
KOL Mapping:	$20,000
Positioning Study:	$200,000
Patient Exploratory Study:	$75,000
Branding Development & Testing:	$160,000
Global Trademark Review & Submission:	$5,000-$10,000 / country depending on number
Medical Needs Gap Analysis:	$130,000
Development of clinical trial plan:	$20,000
Development of Publication/CME/Medical Education:	$60,000

Label Attributes:	$30,000
Quantitative Pricing Study:	$150,000
Reimbursement Analysis:	$60,000
Reimbursement Plan:	$25,000
Forecasting:	$120,000
Segmentation Study:	$150,000
Pharmacy Study/Distribution:	$30,000
Conjoint Messaging Analysis:	$190,000
Concept Development & Testing:	$250,000
Packaging Design and Artwork:	$30,000-$50,000
Managed Care Plan:	$40,000
Sales Force Planning	$285,000
Performance Management:	$70,000
Launch and Execution Plan:	$300,000

PHASE III: Portfolio Strategy Development

•                            Develop a portfolio strategy that maximizes value to Urigen. Key activities include:

—                     Identifying key therapeutic markets (woman’s health, pain management, etc.) and indications

—                     Determine which segments align with Urigen’s corporate objectives and strategies

—                     Assess attractiveness of each market segment that aligns with the strategy

i.                            Market growth, evolution and trends

1.                         Incidence and prevalence

2.                         Current treatment regimens

ii.                         Competitive intensity

iii.                      Target customer base

iv.                     Unmet medical needs

1.                         Efficacy of current and emerging products (where possible using secondary sources and limited primary interviews)

2.                         Side effects

3.                         Patient compliance influencers

4.                         Breadth of treatment options

5.                         Degree of satisfaction

—                     Using weighted scoring and ranking criteria, assess product opportunities in the most attractive segments

—                     Develop recommendations for building the franchise portfolio over time

i.                            In-licensing/acquisition of specific products

ii.                         Initiatives for internal development or partnerships

Timing: 10-12 weeks

Estimated Project Cost: $200,000 - $400,000

Navigant Consulting Experience

Navigant Consulting (NCI) experience includes successful consulting engagements and deep industry experience evaluating therapeutic markets and launching pharmaceutical products:

•                            15 years of pharmaceutical and therapeutic experience

•                            Involved in > 40 product launches

•                            Former industry executives with deep knowledge of pharmaceutical products and markets (BMS, Johnson & Johnson, Roche, Pfizer, Novo Nordisk, Tyco)

•                            Contact database with key opinion leaders, clinicians, payers, regulators and patients

•                            450 healthcare consultants in 36 offices

•                            Payer, Provider and Life Science practices provide access across entire healthcare value chain

“Navigant has been our virtual marketing organization for the past 3 years now.”

S.R. - Head, Strategic Marketing, International Pharmaceutical Company

Select Biographies

Ken Smith, MBA

Mr. Smith is a Director with the Healthcare team at Navigant Consulting and specializes in strategy development, opportunity assessments, new product planning, licensing and partnering and market analytics. Life science clients served include pharmaceutical, biotechnology, drug discovery and medical device companies. Most recently, Mr. Smith has been Engagement Manager and Lead Consultant on pain management and endometriosis engagements. Mr. Smith has worked in the life science industry for 20 years as a scientist, an industry executive and an experienced consultant. In 2000, Mr. Smith was a Partner at Front Line Strategic Consulting, which was acquired by Navigant Consulting in 2003. Prior to Front Line Strategic Consulting, Mr. Smith consulted for Emergent Consulting, co-founded and was CEO at BOMdiver Software and was Vice President of Marketing and Sales and General Manager at GSI Lumonics. Earlier in his career, Mr. Smith was Marketing Manager and Product Manager for Bio-Rad Laboratories, Research Associate at Collagen Biomedical and Research Manager at U.C. Davis Medical Sciences Laboratories.

Jay Martin, MBA

Mr. Martin is an Associate Director in the Healthcare Practice at Navigant Consulting and has a breadth of experience in marketing consumer and pharmaceutical products. He has held positions with Dey Labs, Kellogg Company, Abbott, and Merck KGaA. His experience includes annual strategic planning and brand operational plans, new product development and launch, forecasting, budgeting, consumer and direct to consumer pharmaceutical advertising, media planning and buying, physician advertising, physician promotional response and detail planning. Mr. Martin has extensive generic experience in both consumer packaged goods and pharmaceutical. This experience includes: strategic planning to maximize brand and generic businesses simultaneously; new product development and launches; existing product improvements; development and implementation of packaging changes; forecasting; tactical promotional planning; product line rationalization and discontinuation.

Jan Lambert, CMA, CCS-P

Ms. Lambert is a senior consultant with Navigant Consulting’s healthcare team and has worked for the past 26 years in healthcare, dealing with process improvement and clinical duties. Ms. Lambert has over twenty + years of OB-GYN practice management and billing experience with emphasis on physician education about the appropriate documentation for E/M visits, operative notes, delivery records, and observation visits. In her career supporting OB-GYN practices, she performed urinalysis, blood counts, blood pressures and fetal monitoring; assisted with office surgical procedures (colposcopies, cryosurgeries, insertion of IUDs, and endometrial samplings), performed fetal non-stress tests and was Secretary of the local chapter of the AAMA for two years and attended the national convention as a representative from the state in 1995 and 1996.

Eduardo Schur, MBA

Eduardo Schur is Director in the Healthcare Group at Navigant Consulting. He is an experienced marketing professional with specific expertise in the pharmaceutical industry. Prior to joining Navigant Consulting, Mr. Schur was Vice President of Marketing for Plavix, a blockbuster brand for Bristol Myers Squibb. His responsibilities included strategy, business planning, business development and professional marketing. In this position, he was responsible for development of a brand extension and associated launch preparation for the U.S. Mr. Schur has also held various management positions with Johnson & Johnson, where he provided marketing and sales strategy and expertise in building brands for Ortho-McNeil, McNeil Consumer Healthcare and Janssen Pharmaceutica.

Jon Meyer, MBA, Msc.

Mr. Meyer is an Associate Director in the Healthcare Practice at Navigant Consulting with 10 years experience in the pharmaceutical industry. For more than 5 years, Mr. Meyer has managed pharmaceutical, drug delivery and biotechnology engagements in areas including, oncology, diabetes, pain management, and cardiovascular disease. He has served as the day-to-day project lead on numerous product commercialization engagements including opportunity assessments, pricing and reimbursement analyses, forecasting, competitive benchmarking, positioning and messaging strategy and clinical trial design and analysis. Mr. Meyer’s methodological expertise includes market analytics, modeling/forecasting, primary interviewing/focus group moderation, strategic planning, and competitive benchmarking. Mr. Meyer holds Masters Degrees in clinical science and business administration.

Joanne Toran, MBA, MPH.

Ms. Toran is a Managing Consultant with the Life Sciences Group at Navigant Consulting. She has helped clients achieve their goals during engagements involving opportunity assessments, competitive intelligence, scenario analysis, and corporate strategic planning. Ms. Toran has participated in a number of engagements with pharmaceutical, biotechnology, medical device and pharmacy benefit management companies in areas including cardiovascular quality measures, wound care product positioning, podiatry product distribution, and new product development for consumer-driven health plans. Prior to joining Navigant Consulting, Ms. Toran worked with the Strategic Market Reports division of Front Line Strategic Consulting marketing key emerging technology and therapeutic area analyses.

Kathy Day:

Ms. Day is an expert in US labeling and prescription drug advertising regulations. With over 30 years in the industry, she has secured initial US labeling approvals for over 20 human prescription drugs and successfully launched over 50 new prescription drugs, including blockbusters and major brands. Kathy has worked with leading pharmaceutical companies including Pfizer, Pharmacia, and The Upjohn Company, and has a demonstrated ability to develop and align regulatory, medical development, and marketing strategies in support of corporate goals.

Other Terms and Conditions

Consulting Rates: Navigant Consulting will bill Client for all professional services at established hourly rates plus related out-of-pocket expenses. For the purpose of this engagement, out-of-pocket expenses include interview honoraria, line charges, database access and transcription fees. Travel related expenses are additional and must be approved by the client. Hourly rates are based upon the experience and skills of the personnel involved and are subject to adjustments to reflect changes in rates as officially established by Navigant Consulting, typically on January 1st of each calendar year.

Navigant Consulting Inc. 2006 Hourly Rates:

Managing Director	$350
Director	$300
Associate Director	$250
Managing Consultant	$225
Senior Consultant	$200
Consultant	$175
Analyst	$150

Payment: For Phase I of this engagement, the client will be responsible for payment of 50% of total phase I expenses (estimated at $12,500) upon implementation of the engagement. The remainder of Phase I project expenses (estimated at $12,500) is due upon delivery of the final situational assessment. The remainder of professional fees is due upon client’s receipt of mezzanine financing or at the end of Ql 2007, whichever comes first.

Given that NCI is conducting Phase I of this engagement at risk, Urigen agrees to engage NCI for all subsequent commercialization and launch and portfolio strategy development activities that are the responsibility of Urigen related to U101.

For Phases II and III, the client will be invoiced monthly and is responsible for payment of invoices rendered by Navigant Consulting. Payment of professional fees and expenses is due within 30 days of the invoice date.

For all invoices, interest will accrue thereafter at the prime rate as set from time to time by the American National Bank of Chicago plus 2%. Payment of our invoices is not contingent upon results. Navigant Consulting does not warrant or predict results or developments in this matter.

Client agrees that it will review invoices upon receipt of each invoice and will advise Navigant Consulting within 30 days of the receipt of each invoice as to any objection Client has with the form or substance of the invoice. Lack of timely objection to an invoice shall evidence Client agreement to pay the invoice in full. Navigant Consulting reserves the right to terminate this engagement if payment of fees and expenses billed is not made within 60 days of the invoice date. If such termination occurs, Navigant Consulting shall be entitled to payment for all services performed prior to termination.

Confidentiality: Navigant Consulting acknowledges that all materials disclosed to it by Client, and the work it provides to Client, are confidential and proprietary. Navigant Consulting will abide by all reasonable restrictions placed by Client on the dissemination of such materials and work. In the event that Navigant Consulting is served with a subpoena or other legal document requesting the disclosure of such materials or work, Navigant Consulting will promptly advise Client of same and Navigant Consulting will cooperate with all reasonable and lawful requests by Client to prevent the disclosure of confidential and/or proprietary information pursuant to such subpoena or other request.

Conflicts of Interest: Based on the names of the parties you have provided we are not aware of circumstances that constitute a conflict of interest or that would otherwise impair our ability to provide objective assistance. Our determination of conflicts is based primarily on the substance of our work as opposed to the parties involved. Navigant Consulting may be retained by parties with interests that may not be consistent with those of Client. Navigant Consulting reserves the right to accept engagements by other parties consistent with Navigant Consulting internal, past practices.

Liability: The total liability of Navigant Consulting, its subsidiaries, officers, employees and agents for all claims of any kind arising out of this engagement, whether in contract, tort or otherwise, shall be limited to the total fees paid to Navigant Consulting on this engagement. Neither party shall in any event be liable to the other for any indirect, consequential or punitive damages. Navigant Consulting shall not be liable for any loss or destruction of any valuable documents provided to Navigant Consulting and Client shall be responsible for insuring such documents against loss or destruction.

Taxes: Client shall be responsible for and hereby agrees to pay any sales or use taxes assessed by local, state, federal or foreign authorities, which are or may be imposed in the future by reason of the services provided by Navigant Consulting on this engagement. This provision shall not apply to any income tax assessed against Navigant Consulting.

Resolution of Disputes: Neither Navigant Consulting nor Client shall institute a proceeding before any court to resolve any controversy or claim (“dispute”) arising out of or relating to this engagement until the parties have sought to resolve the dispute through direct, good faith, and negotiation. The key principals of each party shall participate in such direct negotiations. If the dispute is not resolved within 30 days after a written demand for direct negotiations the parties shall attempt to resolve the dispute through non-binding mediation. If the parties do not promptly agree on a mediator, either party may request that a mediator be appointed by JAMS/Endispute. All mediation proceedings hereunder shall be held in California. All matters raised or discussed in the course of the mediation will not be admissible as evidence in connection with any litigation that may be instituted by the parties if the dispute is not resolved. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party may then seek any form of relief to which it may be entitled. Unless otherwise agreed the mediator’s fees and expenses shall be paid by the party initiating the mediation.

Independent Contractor Status: Navigant Consulting shall provide services to Client as an independent contractor, and none of its employees or independent contractors shall be an employee of Client. None of Navigant Consulting’s employees or independent contractors shall have or claim any right arising from Client employee status.

Governing Law: This Agreement shall be construed and interpreted according to, and the rights of the parties shall be governed by, the laws of the State of California.

Entire Agreement: This Agreement constitutes the complete and final expression of the agreement of the parties and is intended as a complete and exclusive statement of the terms of their agreement and supersedes all prior and contemporaneous offers, promises, representations, negotiations, discussions, communications, and agreements which may have been made in connection with the subject matter hereof.

If you wish to engage us to provide the services outlined in this Agreement please sign in the space provided below and return an executed original to us. We will commence work upon receipt of an executed original of this letter indicating your acceptance of the terms and conditions outlined herein.

We look forward to providing our services in connection with this matter. If you have any questions, please do not hesitate to call me.

Very truly yours,

Navigant Consulting, Inc.

By:	Ken Smith	Date:	8/2/06
Director

/s/ Ken Smith

Agreed to and Accepted:	Urigen Holdings Inc.

By:	/s/ Martin Shmagen	Date:	8/2/06
Martin Shmagen